Exhibit 99.1

CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

METRO BANCORP REPORTS SECOND QUARTER RESULTS;

TOTAL REVENUES UP 14%, TOTAL DEPOSITS INCREASE 6%

July 22, 2010 – Harrisburg, PA – Metro Bancorp, Inc. (NASDAQ Global Select Market Symbol: METR), parent company of Metro Bank, reported a 14% increase in total revenues and a 6% increase in total deposits for the period ending June 30, 2010, as well as improvement in net income over the previous quarter announced Gary L. Nalbandian, Chairman, President and CEO.

Second Quarter Financial Highlights (in millions, except net income (loss) and per share data)

	Quarter Ended			Six Months Ended
	06/30/10	06/30/09	% Change	06/30/10	06/30/09	% Change
Total assets	$2,195.7	$2,081.9	5%

Total deposits	1,833.6	1,724.5	6%

Total loans (net)	1,424.9	1,433.1	(1)%

Total revenues	$27.2	$23.9	14%	$52.6	$48.8	8%

Net income (loss) – (in thousands)	360	(1,355)	127%	366	(518)	171%

Diluted net income (loss) per share	$0.02	$(0.21)	110%	$0.02	$(0.09)	122%

Chairman’s Statement

Commenting on the Company’s financial results, Chairman Nalbandian stated “our continued focus on community banking in this difficult economy produced a 6% increase in total deposits over the previous twelve months to $1.83 billion.  Especially noteworthy was our continued growth in core demand deposits of $161 million, or 15%, over the same period. We are also pleased with our increased revenues and improvement in net income over the results we recorded in the previous four quarters.”

Mr. Nalbandian noted the following highlights from the second quarter ended June 30, 2010:

➢	Total deposits increased $109.2 million, or 6%, to $1.83 billion from one year ago.

➢	Core deposits increased $80.7 million, or 5%, over the same period.

➢	Core demand deposits grew $161 million, or 15%, over the previous twelve months.

➢	Core consumer deposits increased by $50.9 million, or 6%, over the previous twelve months to $885.8 million and represent 50% of total core deposits.

➢	Stockholders’ equity increased by $90.7 million, or 77%, over the past twelve months to $208.8 million. At June 30, 2010, the Company’s book value per share was $15.34.

➢	Metro Bancorp continues to exhibit very strong capital ratios. The Company’s consolidated leverage ratio as of June 30, 2010 was 10.99% and its total risk-based capital ratio was 14.72%.

➢	Total assets reached $2.20 billion.

➢	Total borrowings and long-term debt decreased by $92.6 million, or 41%, from one year ago.

➢	Net loans totaled $1.42 billion, down 1%, over the past twelve months.

➢	The allowance for loan losses to total loans increased to 1.12% from 1.08% at the previous quarter end.

➢
The Company recorded net income of $360,000, or $0.02 per fully-diluted share, for the second quarter of 2010 compared to a net loss of $1.4 million, or $(0.21) per share, for the same period one year ago.

➢	Total revenues for the second quarter of 2010 were $27.2 million, up $3.3 million, or 14%, over total revenues of $23.9 million for the same quarter one year ago.

➢
The Company’s net interest margin on a fully taxable basis for the second quarter of 2010 was 4.01% vs. 4.00% for the first quarter of 2010 and compared to 3.95% for the second quarter of 2009.  The Bank’s deposit cost of funds for the second quarter was 0.73% as compared to 1.05% for the same period one year ago, while core deposits grew from $1.71 billion to $1.79 billion over the past twelve months.

➢	Noninterest income totaled $7.3 million for the second quarter of 2010, up $2.3 million, or 47%, over the second quarter of 2009.

➢	Noninterest expenses were up $1.9 million, or 8%, over the second quarter one year ago. On a linked quarter basis, total noninterest expenses were up $646,000, or 3%, over the previous quarter.

➢
Metro Bank has four new sites in various stages of development in Central Pennsylvania: two in York County; one in Lancaster County and one in Cumberland County. The Bank currently has a network of 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York.

Income Statement

	Three months ended June 30,			Six months ended June 30,
(dollars in thousands, except per share data)	2010	2009	% Change	2010	2009	% Change
Total revenues	$27,243	$23,942	14%	$52,622	$48,778	8%
Total expenses	24,521	22,638	8	48,396	43,265	12
Net income (loss)	360	(1,355)	127	366	(518)	171
Diluted net income (loss) per share	$0.02	$(0.21)	110%	$0.02	$(0.09)	122%

Total revenues (net interest income plus noninterest income) for the second quarter increased $3.3 million to $27.2 million, up 14% over the second quarter of 2009. Net interest income increased $969,000, or 5%, while service charges and other fee income (excluding gains, losses or impairment on investment securities) increased by $719,000, or 12%.  The Company recorded net securities gains of $295,000 for the second quarter of 2010 compared to net securities losses of $1.3 million for the second quarter one year ago.

The Company recorded net income of $360,000 for the second quarter of 2010 vs. a net loss of $1.4 million for the second quarter of 2009. Net income per fully diluted share for the quarter was $0.02 as compared to net loss per share of $(0.21) recorded for the same period a year ago.

On a linked quarter basis, the Company improved from net income of $6,000, or $0.00 per share, in the first quarter of 2010 to net income of $360,000, or $0.02 per share during the second quarter of 2010.  Linked quarter total revenues were up $1.9 million, or 7%, while at the same time, total noninterest expenses were up $646,000, or 3%, over the previous quarter.

The total tax benefit recorded for the second quarter of 2010 was $238,000.  This benefit was partially due to the proportion of tax free income to total pre-tax income.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2010 totaled $20.0 million, up $969,000, or 5%, over the $19.0 million recorded in the second quarter of 2009.  Net interest income for the second quarter of 2010 was partially impacted by the reversal of $295,000 of accrued interest income associated with loans which were reclassified to nonaccrual status during the quarter.  Net interest income for the first six months of 2010 totaled $39.4 million vs. $38.4 million for the same period in 2009.

The net interest margin for the second quarter of 2010 was 3.89%, up 2 basis points over the previous quarter and up 6 basis points over the second quarter of 2009. Average interest earning assets for the second quarter totaled $2.04 billion vs. $1.97 billion for the second quarter of 2009 and compared to $2.01 billion for the previous quarter. The net interest margin on a fully-taxable basis for the second quarter of 2010 was 4.01% vs. 4.00% for the previous quarter and compared to 3.95% for the second quarter of 2009.

Total noninterest bearing deposits averaged $337.5 million for the second quarter of 2010, up $25.1 million, or 8%, over the second quarter last year while average interest bearing deposits totaled $1.50 billion, up $129.4 million, or 9%, over the second quarter of 2009. At the same time, average borrowings (excluding subordinated debt) for the second quarter of 2010 were $101.4 million compared to $256.5 million for the same period one year ago. Total interest expense for the quarter was down $1.5 million, or 26%, from the second quarter of 2009 as a result of a 33 bps reduction in the Company’s total cost of funds from 1.20% to 0.87%.

Change in Net Interest Income and Rate/Volume Analysis

As shown below, the change in net interest income on a fully tax-equivalent basis for the quarter was due to a combination of volume as well as rate changes in the Company’s earning assets.

(dollars in thousands)	Net Interest Income
2010 vs. 2009	Volume Change	Rate Change	Total Increase	% Change
2nd Quarter	$ 640	$ 383	$ 1,023	5%
Six Months	$ 583	$ 611	$ 1,194	3%

Noninterest Income

Noninterest income for the second quarter of 2010 totaled $7.3 million, up $2.3 million, or 47%, over $4.9 million recorded in the second quarter one year ago.

	Three months ended June 30,			Six months ended June 30,
(dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Service charges and fees	$6,678	$5,705	17%	$12,572	$11,351	11%
Other income	153	162	(6)	303	337	(10)
Subtotal	6,831	5,867	16	12,875	11,688	10
Gains on sales of loans	133	378	(65)	327	56	484
Gains on sales of securities	298	55	442	919	55	1,571
Impairment losses on investment securities	(3)	(1,373)	100	(916)	(1,373)	33
Total noninterest income	$7,259	$4,927	47%	$13,205	$10,426	27%

Service charges and fees increased by $973,000, or 17%, over the second quarter of 2009.  Gains on the sale of loans totaled $133,000 for the second quarter of 2010 vs. $378,000 for the same period in 2009. Also, the company recorded $298,000 of gains on the sale of investment securities during the quarter as compared to $55,000 for the same period one year ago.  The second quarter of 2009 was impacted by a $1.4 million charge for other-than-temporary impairment on three private-label collateralized mortgage obligations (“CMO’s”).

Noninterest income for the first six months of 2010 totaled $13.2 million, up 27% over the first half of 2009.  Service charges and fees increased by $1.2 million, or 11%, for the first six months of 2010 over the same period in 2009.  The impact on noninterest income related to the investment securities portfolio for the first half of 2010 was a $3,000 net gain as compared to a net charge of $1.3 million for the first half of 2009.

Noninterest Expenses

Noninterest expenses for the second quarter of 2010 were $24.5 million, up $1.9 million, or 8%, over $22.6 million recorded one year ago.  The breakdown of noninterest expenses for the second quarter and for the first six months of 2010 and 2009, respectively, are shown in the following table:

	Three months ended June 30,			Six months ended June 30,
(dollars in thousands)	2010	2009	% Change	2010	2009	% Change
Salaries and employee benefits	$10,377	$11,299	(8)%	$20,631	$21,298	(3)%
Occupancy and equipment	3,555	3,112	14	6,984	6,147	14
Advertising and marketing	610	525	16	1,442	1,045	38
Data processing	3,396	2,168	57	6,536	4,202	56
Regulatory assessments and related fees	1,045	1,644	(36)	2,214	2,426	(9)
Foreclosed real estate	381	97	293	949	195	387
Consulting fees	960	121	693	1,702	181	840
Core system conversion/branding (net)	-	(200)		-	388
Merger/acquisition	-	175		17	405	(96)
Other expenses	4,197	3,697	14	7,921	6,978	14
Total non-interest expenses	$24,521	$22,638	8%	$48,396	$43,265	12%

The increases in equipment and data processing expenses are primarily the result of the new systems that were put into operation during the second quarter of 2009 as part of the transition of certain services away from TD Bank.  Advertising expenses for the second quarter and for the first six months of 2010 were higher than the respective periods in 2009, however, represent a normal level of marketing activity.  The Company curtailed some of its marketing efforts during the first half of 2009 in anticipation of the rebranding of the Company that occurred late June last year. FDIC deposit insurance premiums were lower for the second quarter and for the first half of 2010 as compared to prior year.  Regulatory assessments for the second quarter and first six months of 2009 included the impact of a $960,000 special assessment levied by the FDIC against all FDIC insured financial institutions to bolster the Bank Insurance Fund. The overall increases in noninterest expense for the second quarter and the first six months of 2010 over the previous year are also a result of higher costs associated with foreclosed assets and problem loans as well as outside consulting fees for services related to regulatory compliance efforts.

Balance Sheet

	As of June 30,
(dollars in thousands)	2010	2009	% Change
Total assets	$2,195,666	$2,081,901	5%

Total loans (net)	1,424,919	1,433,123	(1)%

Total deposits	1,833,626	1,724,460	6%

Total core deposits	1,786,413	1,705,725	5%

Total borrowings and debt	131,800	224,435	(41)%

Total stockholders’ equity	208,837	118,115	77%

Deposits

The Company continued its deposit growth with total deposits at June 30, 2010 reaching $1.83 billion, a $109.2 million, or 6%, increase over total deposits of $1.72 billion one year ago.  Core deposits grew by $80.7 million, or 5%, over the previous twelve months.

(dollars in thousands)	06/30/10	06/30/09	$ Increase	% Increase

Total Deposits	$1,833,626	$1,724,460	$109,166	6%

Core Deposits	1,786,413	1,705,725	80,688	5%

Core Deposits

Change in core deposits by type of account is as follows:

	As of June 30,
(dollars in thousands)	2010	2009	% Change	2nd Quarter 2010 Cost of Funds
Demand non-interest-bearing	$345,883	$323,388	7%	0.00%
Demand interest-bearing	919,645	781,264	18%	0.71
Savings	309,229	341,305	(9)	0.48
Subtotal	1,574,757	1,445,957	9%	0.51
Time	211,656	259,768	(19)	2.41
Total core deposits	$1,786,413	$1,705,725	5%	0.73%

Total core demand and savings deposits increased by $128.8 million, or 9%, over the past twelve months to $1.57 billion.  The total cost of these deposits during the second quarter of 2010 was 0.51% as compared to 0.65% for the second quarter one year ago.  The second quarter of 2010 cost of total core deposits was 0.73%, down 32 basis points, or 30%, from the second quarter of 2009 and down 8 basis points on a linked quarter basis.

Change in core deposits by type of customer is as follows:

	June 30,	% of	June 30,	% of	%
(dollars in thousands)	2010	Total	2009	Total	Change
Consumer	$885,800	50%	$834,875	49%	6%
Commercial	559,473	31	540,172	32	4
Government	341,140	19	330,678	19	3
Total	$1,786,413	100%	$1,705,725	100%	5%

Consumer core deposits grew by $50.9 million, or 6%, over the past twelve months and account for 50% of total core deposits.

Lending

Gross loans totaled $1.44 billion at June 30, 2010, down $11.4 million, or 1%, from one year ago. The composition of the Company’s loan portfolio is as follows:

(dollars in thousands)	June 30, 2010	% of Total	June 30, 2009	% of Total	$ Change	% Change
Commercial	$467,027	32%	$464,366	32%	$2,661	1%
Owner occupied	240,479	17	278,323	19	(37,844)	(14)
Total commercial	707,506	49	742,689	51	(35,183)	(5)
Consumer/residential	291,297	20	307,627	21	(16,330)	(5)
Commercial real estate	442,294	31	402,144	28	40,150	10
Gross loans	$1,441,097	100%	$1,452,460	100%	$(11,363)	(1	) %

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarters Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Non-performing assets/total assets	3.22%	2.46%	1.61%
Net loan charge-offs (annualized)/avg total loans	0.45%	0.46%	0.16%
Loan loss allowance/total loans	1.12%	1.08%	1.33%
Non-performing loan coverage	26%	33%	61%
Non-performing assets/capital and reserves	31%	24%	24%

Non-performing assets at June 30, 2010 totaled $70.6 million, or 3.22%, of total assets, up from $53.5 million, or 2.46% of total assets, at March 31, 2010 and as compared to $33.4 million, or 1.61%, of total assets one year ago. The increase for the second quarter of 2010 is a result of the addition of four problem loan relationships totaling $17.9 million, partially offset by charge-offs and payments. The Company’s provision for loan losses totaled $2.6 million for the second quarter of 2010 as compared to $2.4 million for the previous quarter and to $3.7 million recorded in the second quarter of 2009. The allowance for loan losses totaled $16.2 million as of June 30, 2010 as compared to $15.2 million at March 31, 2010 and to $19.4 million at June 30, 2009.  The allowance represented 1.12% of gross loans outstanding at June 30, 2010, up from 1.08% at March 31, 2010 and compared to 1.33% at June 30, 2009.

Total net charge-offs for the second quarter of 2010 were $1.6 million, the same as for the previous quarter and compared to $594,000 for the second quarter of 2009.  Approximately $1.4 million, or 89%, of the total net charge-offs in the second quarter of 2010 were associated with four separate loan relationships.

Total net charge-offs for the first six months of 2010 were $3.2 million compared to $4.3 million for the first half of 2009.  Approximately $2.7 million, or 84%, of total net charge-offs for the first half of 2010 were concentrated in six total relationships.

Investments

At June 30, 2010, the Company’s investment portfolio totaled $548.7 million. Detailed below is information regarding the composition and characteristics of the portfolio at June 30, 2010:

Product Description	Available for Sale	Held to Maturity	Total
(dollars in thousands)
U.S. Government agencies/other	$60,813	$25,000	$85,813
Mortgage-backed securities:
Federal government agencies pass through certificates	66,933	48,065	114,998
Agency collateralized mortgage obligations	235,965	26,350	262,315
Private-label collateralized mortgage obligations	70,084	3,461	73,545
Corporate debt securities	-	11,999	11,999
Total	$433,795	$114,875	$548,670
Duration (in years)	2.9	2.2	2.7
Average life (in years)	3.3	2.4	3.1
Quarterly average yield	3.75%	4.72%	3.79%

At June 30, 2010, the after-tax unrealized loss on the Bank’s available for sale portfolio was $4.1     million as compared to $10.9 million at December 31, 2009 and $14.9 million at June 30, 2009. The Company recorded a $3,000 charge against 2010 second quarter earnings for other-than-temporary credit losses on one private-label collateralized mortgage obligation (“CMO”) held in the Bank’s portfolio. The Company continues to reduce its holdings of private-label CMO’s as the balance of such investments decreased by $16.7 million, or 19%, through sales and the receipt of pay downs during the second quarter. The average life of the total investment securities portfolio decreased from 3.8 years at December 31, 2009 to 3.1 years at June 30, 2010, and the total duration decreased from 3.3 years to 2.7 years during the same period.

Capital

Stockholders’ equity at June 30, 2010 totaled $208.8 million, an increase of $90.7 million, or 77%, over stockholders’ equity of $118.1 million at June 30, 2009, primarily the result of a common stock offering in the third quarter of 2009 which provided $77.8 million in new capital to the Company. Return on average stockholders’ equity (ROE) for the second quarter of June 30, 2010 and 2009, respectively, was 0.70% and (4.62)%.

The Company’s capital ratios at June 30, 2010 were as follows:

	Metro	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	10.99%	5.00%
Tier 1	13.80	6.00
Total Capital	14.72	10.00

Both the Company and its subsidiary bank continue to maintain strong capital ratios and are well capitalized under various regulatory capital guidelines as required by federal banking agencies.

Forward-Looking Statements

This document contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act and Section 21E of the Securities Exchange Act of 1934, which we refer to as the Exchange Act, with respect to the financial condition, liquidity, results of operations, future performance and business of Metro Bancorp, Inc. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond our control).   The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

While we believe our plans, objectives, goals, expectations, anticipations, estimates and intentions as reflected in these forward-looking statements are reasonable, we can give no assurance that any of them will be achieved.  You should understand that various factors, in addition to those discussed elsewhere in this document, could affect our future results and could cause results to differ materially from those expressed in these forward-looking statements, including:

•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;

•
the Federal Deposit Insurance Corporation (FDIC) deposit fund is continually being used due to increased bank failures and existing financial institutions are being assessed higher  premiums in order to replenish the fund;

•
general economic or business conditions, either nationally, regionally or in the communities in which we do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and loan performance or a reduced demand for credit;

•	continued levels of loan quality and volume origination;

•	the adequacy of loan loss reserves;

•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);

•	the willingness of customers to substitute competitors’ products and services for our products and services and vice versa, based on price, quality, relationship or otherwise;

•	unanticipated regulatory or judicial proceedings and liabilities and other costs;

•	interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services by us and the acceptance of such products and services by customers;

•	changes in consumer spending and saving habits relative to the financial services we provide;

•	the loss of certain key officers;

•	continued relationships with major customers;

•	our ability to continue to grow our business internally and through acquisition and successful integration of new or acquired entities while controlling costs;

•	compliance with laws and regulatory requirements of federal, state and local agencies;

•	the ability to hedge certain risks economically;

•	effect of terrorist attacks and threats of actual war;

•	deposit flows;

•	changes in accounting principles, policies and guidelines;

•	rapidly changing technology;

•	other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services; and

•	our success at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements.  The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these factors or any of our forward-looking statements, which speak only as of the date of this document. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us except as required by applicable law.